INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT


         This INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
("Agreement"), made this 5th day of August, 1985, by and between Legg Mason Growth and Income Trust, Inc. (the "Fund"), a Maryland corporation having its principal place of business at 7 East Redwood Street, Baltimore, Maryland 21202, and Legg Mason Fund Adviser, Inc, (the "Adviser"), a Maryland corporation with the same address.

         WHEREAS, the Fund has filed a Registration Statement with the Securities and Exchange Commission for the purpose of registering as an open-end, diversified investment company under the Investment Company Act of 1940 (the "1940 Act") and for the purpose of registering its shares of common stock for sale to the public under the Securities Act of 1933; and

         WHEREAS, the Fund wishes to retain the Adviser to provide investment advisory, management, and administrative services to the Fund; and

         WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. The Fund hereby appoints the Adviser as investment adviser and administrator of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. The Fund shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

         3. (a) Subject to the direction and control of the Fund's Board of Directors, the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment objective, policies, and limitations as stated in the Fund's current Prospectus and Statement of Additional Information. The Adviser shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Fund's Articles of Incorporation and By-laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well


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as the investment objective, policies, and limitations of the Fund. The Adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers the Adviser will attempt to obtain the best net price and the most favorable execution of its orders; however, the Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Fund with research, analysis, advice and similar services, and the Adviser may pay to these brokers, in return for research and analysis, a higher commission or spread than may be charged by other brokers. In no instance will portfolio securities be purchased from or sold to the Adviser, or any affiliated person thereof except in accordance with the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the 1940 Act. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of management and supervision as may be directed by the Board of Directors of the Fund.

         (b) The Fund authorizes any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by
Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation by such entity or person for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

         4. (a) The Adviser, at its expense, shall supply the Board of Directors and officers of the Fund with all statistical information and reports reasonably required by them and reasonably available to the Adviser and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund. The Adviser shall oversee the maintenance of all books and records with respect to the Fund's securities transactions and the Fund's books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records which it maintaines for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of the Fund, to serve in the capacities in which they are elected.


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         (b) Other than as herein specifically indicated, the Adviser shall not be responsible for the Fund's expenses. Specifically, the Adviser will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Adviser hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: legal expenses; interest; taxes; governmental fees; fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities purchases or sold by the Fund and any losses incurred in connection therewith; fees of custodians, transfer agents, registrars or other agents, expenses of preparing share certificates; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state law and maintaining such registrations and qualifications; expenses of preparing, setting in print, printing and distributing prospectuses, proxy statements, reports, notices and dividends to Fund shareholders; cost of stationery; costs of stockholders' and other meetings of the Fund; traveling expenses of officers, directors and employees of the Fund; if any; and the Fund's pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers and directors.

         5. No director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such director, officer or employee while he is at the same time a director, officer or employee of the Adviser or any affiliated company of the Adviser, This paragraph shall not apply to directors, executive committee members, consultants and other persons who are not regular members of the Adviser's or any affiliated company's staff.

         6. As compensation for the services performed and the facilities furnished and expenses assumed by the Adviser, including the services of any consultants retained by the Adviser, the Fund shall pay the Adviser as promptly as possible after the last day of each month, a fee, calculated daily, of 1% annually of the average daily net assets of the Fund for the first $100 million of average daily net assets and 0.75% annually of average daily net assets exceeding $100 million. The first payment of the fee shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Adviser for all services prior to that date. In the event that the Adviser's right to such fee commences on a date other than the last day of the month, the fee for such month shall be based on the average daily assets of the Fund in that period from the date of commencement to the last day of the month. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the


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beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors of the Fund. Each such payment shall be accompanied by a report of the Fund prepared either by the Fund or by a reputable form of independent accountants which shall show the amount properly payable to the Adviser under this Agreement and the detailed computation thereof.

         7. The Adviser shall reimburse the Fund to the extent the Fund's expenses, excluding brokerage fees and commissions, taxes, interest, extraordinary items and distribution fees, if any, exceed during any month an annual rate of 1.2% of the Fund's average daily net assets for such month until the earlier of (i) December 31, 1985 or (ii) the first day on which total net assets of the Fund equal $50 million or more.

         8. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Board of Directors of the Fund in following or declining to follow any advice or recommendations of the Adviser; provided that nothing in this Agreement shall protect the Adviser against any liability to the Fund or its stockholders to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence of the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

         9. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

         10. As used in this Agreement, the terms "securities" and "net assets" shall have the meanings ascribed to them in the Articles of Incorporation of the Fund; and the terms "assignment", "interested person", and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.


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         11. Subject to the provisions of paragraphs 12 and 13 below, this
Agreement will remain in effect for one year from the date of its execution and from year to year thereafter, provided that the Adviser does not notify the Fund in writing at least sixty (60) days prior to the expiration date in any year that it does not wish continuance of the Agreement for an additional year.

         12. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Fund without the consent of the Adviser. This Agreement may also be terminated at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund by sixty
(60) days' written notice addressed to the Adviser at its principal place of business.

         13. In the event this Agreement is terminated by either party or upon written notice from the Adviser at any time, the Fund hereby agrees that it will eliminate from its corporate name any reference to the name of "Legg Mason". The Fund shall have the non-exclusive use of the name "Legg Mason" in whole or in part so long as this Agreement is effective or until such notice is given.

         14. This Agreement shall continue in effect only so long as specifically approved annually by vote of a majority of the directors of the Fund who are not parties to this Agreement or interested persons of such parties, cast in personal at a meeting called for that purpose, and either by vote of the holders of a majority of the outstanding voting securities of the Fund or by majority vote of the Fund's Board of Directors.

         15. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

         16. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This


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Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

Attest:                                           LEGG MASON GROWTH AND INCOME
                                                  TRUST, INC.

By: /s/ Patricia A. McCourt                       By: /s/ John F. Curley


Attest:                                           LEGG MASON FUND ADVISER, INC.

By: /s/ Patricia A. McCourt                       By: /s/ Ernest C. Kiehne